Exhibit 99.1

NEWS RELEASE

CHASE CORPORATION ANNOUNCES QUARTER AND FISCAL YEAR RESULTS

NET INCOME PER SHARE:  Q4 $0.48; FISCAL 2010 $1.38

APPROVES ANNUAL DIVIDEND OF $0.35 PER SHARE

Bridgewater, MA — October 14, 2010 — Chase Corporation (NYSE Amex: CCF) today reported consolidated net income for the fourth quarter of fiscal 2010 of $4.4 million or $0.48 per diluted share compared to $2.8 million or $0.31 per diluted share in fiscal 2009.  Consolidated net income of $12.5 million or $1.38 per diluted share for the year ended August 31, 2010 was nearly double the $6.4 million or $0.72 per diluted share in fiscal 2009.

Revenues were $35.4 million for the quarter ended August 31, 2010.  This represents an increase of 45% compared to $24.4 million in the fourth quarter of last year.  Income from continuing operations of $3.8 million, net of taxes, increased 52% from $2.5 million in the prior year period.  Net income from continuing operations per diluted share of $0.42 in the fourth quarter of fiscal 2010 increased $0.15 compared to $0.27 per diluted share in fiscal 2009.

Revenues for the fiscal year ended August 31, 2010 were $118.7 million or an increase of 30% compared to $91.2 million in the prior year.  Income from continuing operations for fiscal year 2010 was $10.7 million, net of taxes, or $1.18 per diluted share compared to $5.3 million or $0.60 per diluted share in the prior year.

Peter R. Chase, Chairman and Chief Executive Officer commented, “2010 has been a rewarding year and our better than expected fourth quarter has carried us to a very substantial increase over 2009 results.  Continued recovery in the automotive sector worldwide and protective products used in domestic infrastructure applications led the charge, while housing continued to be weak.

“Consolidation plans progressed during the year with the former Paterson, NJ plant’s products now produced successfully in Webster, MA and Taylorsville, NC.  Development of the property purchased in Oxford, MA continues and the coatings plant in Pittsburgh, PA is now fully operational.

“On the acquisition front newly added CIM® had its best year ever while ServiWrap® is continuing its integration in the U.K.  We are planning more activity with a core business focus.

“We are in the midst of a strategic restructuring which includes new investment in product development and marketing.  Our goal is to balance growth between internal resources and acquisition.

“At the end of June we sold our EMS business in accordance with our long term strategy to focus on our core protective materials technologies.  It has been our intention to exit this area when marketable size and scale were achieved and future growth better supported by ownership focused on contract manufacturing.  I believe this was executed well.

“I am particularly grateful to our entire team for their efforts throughout the year.  As always, our people are the key to our success.

“We have entered the new quarter with some momentum and while the economy is still unsettled in many areas we remain optimistic for continued progress.”

The following table summarizes the Company’s financial results for the quarter and year ended August 31, 2010 and 2009.

	For the Three Months Ended		For the Year Ended
	August 31,		August 31,
All figures in thousands, except per share figures	2010	2009	2010	2009

Revenues	$35,436	$24,400	$118,743	$91,236

Costs and Expenses
Costs of products and services sold	22,368	15,707	74,828	62,261
Selling, general and administrative expenses	7,149	5,228	27,151	20,814
Loss on impairment of assets	—	—	—	499
Operating income	5,919	3,465	16,764	7,662

Other income (expense)	(122)	128	(308)	441
Income from continuing operations before income taxes	5,797	3,593	16,456	8,103
Income taxes	1,948	1,128	5,730	2,788
Income from continuing operations, net of taxes	3,849	2,465	10,726	5,315
Income from discontinued operations, net of taxes	90	343	1,361	1,070
Gain on sale of discontinued operations, net of taxes	429	—	429	—
Net Income	$4,368	$2,808	$12,516	$6,385

Net income available to common shareholders, per common and common equivalent share:
Continuing operations	$0.42	$0.27	$1.18	$0.60
Discontinued operations	$0.06	$0.04	$0.20	$0.12
Net income per diluted share	$0.48	$0.31	$1.38	$0.72

Weighted average diluted shares outstanding	8,905	8,854	8,815	8,694

The Company also announced a cash dividend of $0.35 per share, comprised of $0.30 related to earnings from continuing operations and $0.05 related to earnings from discontinued operations.  The dividend is to shareholders of record on October 31, 2010 payable on December 3, 2010.

While the CIM and ServiWrap acquisitions had the largest impact on revenue growth, sales of Electronic Coatings, Custom Products and Pipeline & Construction also contributed to the increase in revenues over the prior year.

The Company ended fiscal 2010 with a strong balance sheet, including $17.3 million in cash.  A $10 million unsecured line of credit, which in June was extended to March 2013, is fully available at a favorable rate of LIBOR plus 1.50.

Discontinued Operations

On June 30, 2010 the Company divested its contract manufacturing services business to MC Assembly in an all cash transaction, structured as a sale of substantially all of the assets of the Chase EMS business.  Proceeds from the sale are being used for debt reduction and continued investment in the Company’s core tapes and coatings businesses within its specialized manufacturing segment.  The Chase EMS business is shown as discontinued operations in all periods presented.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	(508) 279-1789 Ext. 219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.